Exhibit 2.2

EXECUTION VERSION

AMENDMENT NO. 1

TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1, dated as of March 14, 2022 (this “Amendment”), to the Business Combination Agreement, dated December 16, 2021 (the “Agreement”), by and among BICS SA, a Belgian limited liability company (société anonyme), TORINO HOLDING CORP., a Delaware corporation, NORTH ATLANTIC ACQUISITION CORPORATION, a Cayman Islands exempted company, NORTH ATLANTIC ACQUISITION, LLC, a Delaware limited liability company, and NAAC HOLDCO, INC., a Delaware corporation. Unless otherwise defined herein, capitalized terms used herein are defined in the Agreement.

WITNESSETH:

WHEREAS, the Parties have entered into the Agreement; and

WHEREAS, pursuant to and in accordance with Section 9.4 of the Agreement, the Parties wish to amend the Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.            Amendment to Recitals: The tenth recital of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Whereas, SPAC, concurrently with the execution and delivery of this Agreement, is entering into subscription agreements (the “Subscription Agreements”) with certain investors (the “Investors”) pursuant to which such Investors, upon the terms and subject to the conditions set forth therein, have agreed to purchase New Holdco Common Stock in a private placement or placements (the “Private Placements”) to be consummated immediately after the SPAC Merger and concurrently with the consummation of the Share Acquisition;”

2.            Amendment to Section 2.2: Section 2.2 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Share Acquisition

Upon the terms and subject to the terms and conditions set forth in this Agreement, immediately following the SPAC Merger Effective Time, Seller shall sell, transfer, assign and convey to New Holdco all of the issued and outstanding Company Shares (the “Purchased Shares”), and New Holdco shall acquire such Purchased Shares from Seller, free and clear of all Liens (other than as set forth in the organizational documents of the Company and pursuant to applicable securities Laws generally), in exchange for (i) the Cash Consideration and (ii) New Holdco Common Stock issued to the Seller in the quantity equal to (a) (I) the Company Equity Value minus (II) the product of (A) ten (10) dollars ($10.00) multiplied by (B) the number of SPAC Founders Shares (net of those Founder Shares forfeited by the Sponsor pursuant to Section 2 of the Transaction Support Agreement), minus (III) Company Transaction Expenses minus (IV) SPAC Transaction Expenses, divided by (b) ten (10) (such New Holdco Common Stock, the “Share Consideration”) (such transaction, the “Share Acquisition”) and together with all rights attaching to them at the Closing (including the right to receive all distributions, returns of capital and dividends declared, paid or made in respect of the Purchased Shares after the Closing).”

3.            Amendment to Section 5.3.1: Section 5.3.1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“The authorized share capital of SPAC consists of (i) 200,000,000 SPAC Class A Ordinary Shares, (ii) 20,000,000 SPAC Founders Shares and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement (i) 37,950,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) 9,487,500 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (iii) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (iv) 19,776,667 SPAC Warrants are issued and outstanding, and (v) 7,126,667 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no shares of SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreement. The SPAC Founders Shares will convert into SPAC Class A Ordinary Shares at the Closing pursuant to the terms of the SPAC Articles of Association”

4.            Parties in Interest. This Amendment shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Amendment, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Amendment.

5.            Entire Agreement. This Amendment, together with the Agreement (other than the tenth recital of the Agreement, Section 2.2 and Section 5.3.1, in each case, as in effect prior to the effectiveness of this Amendment), constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and undertaking, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof. Except as amended by this Amendment, the Agreement shall continue in full force and effect.

6.            Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.            Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BICS SA

By:	/s/ Guillaume Boutin
Name:	Guillaume Boutin
Title:	Chairman

TORINO HOLDING CORP.

By:	/s/ Joe Burton
Name:	Joe Burton
Title:	CEO

NORTH ATLANTIC ACQUISITION CORPORATION

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	Chief Executive Officer

NORTH ATLANTIC ACQUISITION, LLC

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	President

[Signature Page to Amendment No. 1 to the Business Combination Agreement]

NAAC HOLDCO, INC.

By:	/s/ Gary Quin
Name:	Gary Quin
Title:	President

[Signature Page to Amendment No. 1 to the Business Combination Agreement]